UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  February 22, 2012

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-32363	58-2332639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

135 North Church Street, Spartanburg, SC	29306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (864) 515-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On February 22, 2012, the Company issued a press release announcing its earnings for the fiscal quarter and year ended December 31, 2011 (the “Earnings Release”).  The earnings release is attached hereto as Exhibit 99.1 to this current report.  The information in the earnings release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

Item 8.01.  Other Information.

Also in the Company’s Earnings Release, the Company announced that due to the continued negative performance of operations in the United Kingdom and Canada, the Company is pursuing strategic alternatives, including the divesture of these operations, which would allow it to exit the United Kingdom and Canada by the end of 2012.

As a result, the Company recorded expenses of approximately $8.0 million, including impairment of goodwill of $4.3 million, impairment of fixed assets of $2.4 million, write-down of receivables of $0.8 million, and other expenses of approximately $0.5 million during the quarter ended December 31, 2011.  During the first six months of 2012, the Company expects to incur approximately $3.6 million of additional center closing costs with respect to operations in the United Kingdom and Canada.  Closing costs include severance, center tear-down costs, lease termination costs, and other professional fees.

For the year ended December 31, 2011, revenues from the Company’s operations in the United Kingdom and Canada were $9.1 million.  For the year ended December 31 2011, center gross loss from operations in the United Kingdom and Canada was $5.6 million.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description
99.1	Press Release, dated February 22, 2012, of Advance America, Cash Advance Centers, Inc. furnished pursuant to Item 2.02. Results of Operations and Financial Condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advance America, Cash Advance Centers, Inc.
(Registrant)

Date: February 22, 2012	By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy President and Chief Executive Officer